Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact:	Investors:
Bryan Carey	Amy Glynn / Nick Laudico
Interim Chief Financial Officer	The Ruth Group
(212) 351-1655	646-536-7023 / 7030
BCarey@VestarCapital.com	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Third Quarter 2011 Highlights:

•                  Total Company revenues up 14.1% to $156.3 million

•                  Domestic same practice treatments per day increased 0.6%

•                  Total International treatments increased 9.2%

•                  Total Company Pro Forma Adjusted EBITDA grew by 8% to $27.9 million from $25.9 million in prior year period

•                  Increased revolver by $50 million and amended Senior Credit Facility to support continued growth

•                  Recently completed strategic acquisitions in Redding, CA and Argentina, further building global presence

•                  Cost mitigation strategies being put in place to partially offset higher than anticipated reductions in 2012 reimbursement

FORT MYERS, FL, November 9, 2011 — Radiation Therapy Services Holdings, Inc, a leading operator of radiation therapy centers, today announced financial results for the third quarter ended September 30, 2011.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “As a leader in the radiation therapy market, we are very focused on accelerating delivery of the most advanced care in the world to the patients and communities we serve.   The 11.9% increase in same practice RVUs per day in the third quarter reflects our continuing mix shift towards these more clinically sophisticated radiation oncology services.  Moreover, we continue to see stabilization in our more challenging markets, resulting in a modest increase in same practice treatments per day in the third quarter.”

“Our recently acquired operations in Latin America continue to exceed expectations, driving international revenue growth of 22.9% and total treatment growth of 9.2% in the third quarter.  These results reflect the robust market opportunity we have in the region and the successful ramp-up of operations at new centers opened earlier this year.

Importantly, the increased number of 3D and IMRT treatments compared to last year reflects our ability to integrate sophisticated technology developed in the U.S. to these emerging markets.”

“In September, we increased our revolver by $50 million and amended our senior credit facility.  This greater financial flexibility will enable us to continue to invest in our organic growth initiatives, while at the same time actively pursue acquisition and joint venture opportunities both in the U.S. and Latin America.”

“On November 1, CMS issued its Physician Fee Schedule Final Rule for 2012, which included certain rate reductions on Medicare payments to freestanding radiation oncology providers. In anticipation of lower rates, we had already begun automating systems, restructuring physician compensation, and reducing overall expenses.  These cost savings opportunities are ongoing, and we will continue to explore new and innovative solutions to streamline the delivery of our care.  With the addition of Medical Developers, we have also diversified our payor base, which helps to mitigate rate reductions,” concluded Dr. Dosoretz.

Total revenue for the third quarter was $156.3 million, an increase of 14.1% compared to $137.0 million in revenue in the same quarter of 2010. The increase in revenue was principally due to $17.8 million in revenues from the March 2011 acquisition of Medical Developers, LLC (Medical Developers), which operates 26 physician practices in Latin America.

Domestic same practice treatments per day increased 0.6% in the third quarter 2011, reflecting stabilizing volumes, compared to the prior year period.  However, domestic same practice therapy revenue per treatment decreased 1.2% from the third quarter of 2010, partially as a result of some treatments occurring in centers where Radiation Therapy receives management fees as opposed to global billing.  In addition, the mix shift towards more clinically sophisticated radiation oncology services, which resulted in an increase in Relative Value Units (“RVUs”), was partially offset by a reduction in the conversion factor for fiscal year 2011.

Total RVUs per day at same practice domestic freestanding centers increased 11.9% in the third quarter versus the same period of the prior year principally as a result of an increase in RVU values heading into 2011 and a mix shift towards more clinically sophisticated radiation oncology services.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) increased 7.8% in the third quarter of 2011 to $27.9 million, or 17.7% of pro forma total revenue, from $25.9 million, or 18.9% of total revenue, in the third quarter of 2010. EBITDA margins declined in the quarter versus the previous year due primarily to investments made in key personnel, higher bad debt expense and growth in multispecialty practices which have inherently lower margins as they are less capital intensive.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc. shareholders determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues determined in accordance with generally accepted accounting principles to total pro forma revenues for the quarters ended September 30, 2011 and 2010 is included in the attached supplemental information.

During the third quarter of 2011, the Company performed an interim impairment test of its goodwill and trade name and recorded a non-cash, pre-tax impairment charge of $237.6 million in certain regional divisions.  The impairment charge is attributable to revisions of the Company’s financial forecasts largely as a result of reductions in reimbursement, primarily to write down goodwill, trade name and an investment in a joint venture to their implied fair values, as well continued economic conditions in the U.S.

Income tax benefit in the third quarter of 2011 was $11.0 million, compared to an income tax benefit of $1.0 million in the third quarter of 2010.  Our tax benefit increased primarily due to the reduction of the deferred tax liability on amount of goodwill impaired and the liability for uncertain tax positions related to state tax amounts settled or effectively settled during the quarter as reduced by impairment of non-taxable goodwill, the increase in valuation allowance related to deductions attributable to U.S. and certain state non-reversing deferred tax liabilities and foreign tax expense associated with foreign subsidiaries acquired during the current year.

The net loss for the third quarter of 2011 was $230.3 million, compared to a net loss of $2.4 million in the third quarter of 2010.  Third quarter 2011 net loss includes the non-cash, pre-tax impairment charge of $237.6 million discussed above.

Nine Month Results

Total revenue for the nine months ended September 30, 2011 was $475.1 million, an increase of 16.9% compared to $406.4 million in revenue in the prior year period. The increase in revenue was principally due to revenue from the May 2010 acquisition of the Myrtle Beach, S.C. physician practices and the March 2011 acquisition of Medical Developers which operates 26 physician practices in Latin America, of $15.2 million and $40.1 million, respectively.

Domestic same practice treatments per day decreased 0.4% in the first nine months of 2011, reflecting stabilizing volumes, compared to the prior year period. Same practice therapy revenue per treatment increased 2.0% compared to the first nine months of 2010 principally as a result of a mix shift towards more clinically sophisticated radiation oncology services, which resulted in an increase in Relative Value Units, partially offset by a reduction in the conversion factor for fiscal year 2011.

Total RVUs per day at same practice domestic freestanding centers increased 11.2% in the first nine months of 2011 versus the same period of the prior year principally as a result of an increase in RVU values heading into 2011 and a mix shift towards more clinically sophisticated radiation oncology services.

Pro Forma Adjusted EBITDA increased 9.1% in the first nine months of 2011 to $91.3 million, or 18.6% of pro forma total revenue, from $83.7 million, or 19.8% of pro forma total revenue, in the prior year period. EBITDA margins declined in the first nine months of 2011 versus the previous year due primarily to investments made in key personnel, higher bad debt expense and growth in multispecialty practices which have inherently lower margins as they are less capital intensive.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc. shareholders determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues determined in accordance with generally accepted accounting principles to total pro forma revenues for the nine months ended September 30, 2011 and 2010 is included in the attached supplemental information.

Income tax benefit in the first nine months of 2011 was $5.2 million, compared to an income tax benefit of $6.1 million in the prior year period.  The Company’s tax benefit decreased primarily due to the expense related to the impairment of non-taxable goodwill, increase in valuation allowance related to deductions attributable to U.S. and certain state non-reversing deferred tax liabilities and foreign tax expense associated with foreign subsidiaries acquired during the current year.

The net loss for the first nine months of 2011 was $238.2 million, compared to a net loss of $11.5 million in prior year period 2010.  In the third quarter of 2011, Radiation Therapy recorded a pre-tax impairment loss of $237.6 million.  Among other items, the impairment loss reflected the write down of goodwill and trade name in certain of our regional markets. In the first nine months of 2010, Radiation Therapy recorded pre-tax charges of $10.9 million for early extinguishment of debt and $1.9 million for the loss on sale of assets of a radiation treatment center.

Recent Developments

On August 29, 2011, Radiation Therapy acquired the assets of a radiation treatment center and other physician practices located in Redding, California, for approximately $9.6 Million. The acquisition of the Redding facility further expands the Company’s presence into the Northern California market.

On November 4, 2011, Radiation Therapy purchased five radiation therapy centers in Argentina, for approximately $8.3 million.  These treatment centers represent a good strategic fit with existing Latin American operations, and further expand Radiation Therapy’s presence in its international markets.

Conference Call

Management will host a conference call Thursday, November 10, 2011 at 10:00 a.m. EST to discuss financial results, other developments and business conditions. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers.  In addition, a telephonic replay of the call will be available until November 24, 2011.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 381553 to access the replay.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services Holdings, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of advanced radiation therapy services to cancer patients. In total, the Company operates 121 treatment centers, including 94 centers located in 16 U.S. states, 26 centers located in nine countries in Latin America and 1 center located in India.  The Company is headquartered in Fort Myers, Florida. RTSX.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  These statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2011.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company’s actual financial results and those risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

Financial Tables on Following Pages

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,067	$13,977
Accounts receivable, net	85,474	63,571
Prepaid expenses	6,097	6,969
Inventories	1,474	1,426
Deferred income taxes	2,101	2,276
Other	8,700	3,534
Total current assets	111,913	91,753

Equity investments in joint ventures	365	20,136
Property and equipment, net	241,001	229,665
Real estate subject to finance obligation	15,818	8,100
Goodwill	618,309	770,898
Intangible assets, net	95,652	85,236
Other assets	32,504	30,542
Total assets	$1,115,562	$1,236,330

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$29,504	$21,888
Accrued expenses	44,870	35,765
Income taxes payable	4,435	5,994
Current portion of long-term debt	10,675	8,780
Current portion of finance obligation	198	53
Other current liabilities	5,070	197
Total current liabilities	94,752	72,677
Long-term debt, less current portion	650,711	590,051
Finance obligation, less current portion	16,166	8,515
Other long-term liabilities	19,815	15,981
Deferred income taxes	33,183	33,527
Total liabilities	814,627	720,751

Noncontrolling interests - redeemable	7,073	7,371

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,025 shares authorized, 1,025 and 1,000 shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Additional paid-in capital	648,443	630,989
Retained deficit	(371,769)	(130,374)
Notes receivable from shareholder	(125)	(175)
Accumulated other comprehensive loss, net of tax	(1,380)	(3,391)
Total Radiation Therapy Services Holdings, Inc. shareholder’s equity	275,169	497,049
Noncontrolling interests - nonredeemable	18,693	11,159
Total equity	293,862	508,208
Total liabilities and equity	$1,115,562	$1,236,330

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Net patient service revenue	$154,335	$135,206	$470,305	$400,587
Other revenue	1,931	1,795	4,754	5,853
Total revenues	156,266	137,001	475,059	406,440

Expenses:
Salaries and benefits	77,714	69,908	238,727	205,975
Medical supplies	12,208	10,811	37,863	31,512
Facility rent expense	8,374	7,058	24,508	19,955
Other operating expenses	8,990	6,974	24,828	20,133
General and administrative expenses	19,209	17,081	58,514	46,438
Depreciation and amortization	13,629	11,561	39,082	34,233
Provision for doubtful accounts	4,621	2,934	12,143	8,387
Interest expense, net	15,454	14,085	45,261	44,603
Loss on sale of assets of a radiation treatment center	—	—	—	1,903
Early extinguishment of debt	—	—	—	10,947
Impairment loss	237,560	—	237,560	—
Gain on fair value adjustment of previously held equity investment	—	—	(234)	—
Foreign currency transaction loss	35	—	34	—
(Gain) loss on forward currency derivative contracts	(232)	—	167	—
Total expenses	397,562	140,412	718,453	424,086

Loss before income taxes	(241,296)	(3,411)	(243,394)	(17,646)
Income tax benefit	(10,969)	(995)	(5,208)	(6,148)

Net loss	(230,327)	(2,416)	(238,186)	(11,498)

Net (income) loss attributable to noncontrolling interests- redeemable and non-redeemable	(702)	84	(3,209)	(1,657)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(231,029)	(2,332)	(241,395)	(13,155)

Other comprehensive income:
Unrealized (loss) gain on derivative interest rate swap agreements and foreign currency translation, net of tax	(112)	148	1,673	813
Comprehensive loss	$(231,141)	$(2,184)	$(239,722)	$(12,342)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine months ended
	June 30,
	2011	2010
Cash flows from operating activities
Net loss	$(238,186)	$(11,498)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	33,708	28,411
Amortization	5,374	5,822
Deferred rent expense	922	766
Deferred income taxes	(6,299)	(6,150)
Stock-based compensation	1,201	769
Provision for doubtful accounts	12,143	8,387
Loss on the sale of property and equipment	4	583
Loss on sale of assets of a radiation treatment center	—	1,903
Write off of pro-rata debt discount	—	494
Write off of loan costs	—	1,593
Early extinguishment of debt	—	10,947
Impairment loss	237,560	—
Loss on forward currency derivative contracts	167	—
Loss on foreign currency transactions	125	—
Gain on fair value adjustment of previously held equity investment	(234)	—
Amortization of debt discount	630	609
Amortization of loan costs	3,185	2,373
Equity interest in net loss (earnings) of joint ventures	863	(684)
Distribution received from unconsolidated joint ventures	52	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(15,084)	(15,187)
Income taxes payable	(4,638)	(444)
Inventories and other current assets	(1,938)	56
Prepaid expenses	2,273	4,689
Accounts payable	1,854	658
Accrued expenses	6,833	9,642

Net cash provided by operating activities	40,515	43,739

Cash flows from investing activities
Purchase of property and equipment	(31,045)	(37,716)
Acquisition of medical practices	(51,940)	(34,974)
Proceeds from the sale of property and equipment	6	1,399
Repayments from employees	302	420
Contribution of capital to joint venture entities	(299)	(2,984)
Distribution received from joint venture entities	581	64
Proceeds from the sale of equity interest in a joint venture	312	—
Payment of foreign currency derivative contracts	(1,096)	—
Change in other assets and other liabilities	479	(2,840)

Net cash used in investing activities	(82,700)	(76,631)

Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $625 and $1,950, respectively)	73,927	308,050
Principal repayments of debt	(29,811)	(268,757)
Repayments of finance obligation	(71)	(290)
Payment of call premium on senior subordinated notes	—	(5,250)
Proceeds from equity contribution	3	6
Payments of notes receivable from shareholder	50	50
Proceeds from issuance of noncontrolling interest	—	608
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(3,425)	(2,069)
Consolidation (deconsolidation) of noncontrolling interest	38	(14)
Payments of loan costs	(4,424)	(11,873)

Net cash provided by financing activities	36,287	20,461

Effect of exchange rate changes on cash and cash equivalents	(12)	—

Net decrease in cash and cash equivalents	(5,910)	(12,431)
Cash and cash equivalents, beginning of period	13,977	32,958

Cash and cash equivalents, end of period	$8,067	$20,527

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine months ended
	June 30,
	2011	2010
Supplemental disclosure of non-cash transactions
Recorded noncash contribution of capital by noncontrolling interest holder	$—	$602
Recorded noncash consolidation (deconsolidation) of noncontrolling interest	$96	$(64)
Recorded finance obligation related to real estate projects	$11,288	$594
Recorded derecognition of finance obligation related to real estate projects	$(3,421)	$(69,939)
Recorded noncash purchase of noncontrolling interest in a joint venture	$—	$(474)
Recorded noncash distribution receivable and equity contribution payable from equity investee	$—	$75
Recorded noncash distribution receivable from equity investee	$—	$312
Recorded noncash use of vendor credit	$—	$2,027
Recorded accounts payable related to acceptance and delivery of medical equipment	$2,233	$235
Recorded capital lease obligations related to the purchase of equipment	$598	$—
Recorded issuance of Parent equity units related to the acquisition of medical practices	$16,250	$—
Recorded issuance of senior subordinated notes related to the acquisition of medical practices	$16,047	$—
Recorded earn-out accrual related to the acquisition of medical practices	$2,340	$—
Recorded additional consideration related to the acquisition of a medical practice	$561	$—
Recorded noncash dividend declared to noncontrolling interest	$332	$—

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Pro-forma Revenue and Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands):	2011	2010	2011	2010

Total revenues	$156,266	$137,001	$475,059	$406,440
Pro-forma full period effect of acquisitions (a)	981	—	15,084	15,200
Total pro-forma revenues	$157,247	$137,001	$490,143	$421,640

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(231,029)	$(2,332)	$(241,395)	$(13,155)
Income tax benefit	(10,969)	(995)	(5,208)	(6,148)
Interest expense, net	15,454	14,085	45,261	44,603
Depreciation and amortization	13,629	11,561	39,082	34,233
Loss on sale of assets of a radiation treatment center	—	—	—	1,903
Early extinguishment of debt	—	—	—	10,947
Impairment loss	237,560	—	237,560	—
Gain on fair value adjustment of previously held equity investment	—	—	(234)	—
(Gain) loss on forward currency derivative contracts	(232)	—	167	—
Management fees (b)	296	331	914	811
Non-cash expenses (c)	907	306	3,170	2,503
Sale-lease back adjustments (d)	(243)	(196)	(682)	(2,315)
Acquisition-related costs (e)	1,291	911	4,288	1,650
Other expenses (f)	605	359	1,037	1,274
Litigation settlement (g)	—	1,820	938	2,771
Costs associated with the provision for income taxes (h)	—	—	544	—
Pro-forma full period effect of acquisition EBITDA (a)	593	—	5,840	4,596

Pro-forma Adjusted EBITDA (1)	$27,862	$25,850	$91,282	$83,673

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	17.7%	18.9%	18.6%	19.8%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, foreign currency derivative contract loss, gain on fair value adjustment of previously held equity investment, management fees from our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straight- line rent and amortization of capital expenditures relating to repairs and maintenance, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employee staff reductions and tail premiums on termed physicians, litigation settlements with physicians, costs associated with the provision for income taxes and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions completed during 2010 and 2011, including the purchase of the South Carolina physician practices in May 2010 and the purchases of Medical Developers’ and Redding California physician practices in March 2011 and August 2011, respectively .The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions had occurred at the beginning of the year.

(b) Management fees are fees paid to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with the adoption of ASC 805, Business Combinations, requiring prior capitalized costs be expensed, including professional fees and due diligence costs relating to the acquisition of physician practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions and tail premiums paid on terminated physicians.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2010 and 2011 as a result of the cost savings plans implemented in the fourth quarter of 2009.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc.shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2011	2010	Change	2011	2010	Change

Number of treatment days (domestic U.S.)	64	64		192	191

Total RVU’s - freestanding centers (domestic U.S.)	2,974,556	2,654,529	12.1%	9,322,562	8,154,721	14.3%

RVU’s per day - freestanding centers (domestic U.S.)	46,477	41,477	12.1%	48,555	42,695	13.7%

Percentage change in RVU’s per day - freestanding centers - same practice basis (domestic U.S.)	11.9%	-4.7%		11.2%	-1.3%

Total treatments - freestanding centers (domestic U.S.)	117,877	117,373	0.4%	370,592	361,277	2.6%

Treatments per day - freestanding centers (domestic U.S.)	1,842	1,834	0.4%	1,930	1,892	2.0%

Percentage change in revenue per treatment - freestanding centers - same practice basis (domestic U.S.)	-1.2%	0.7%		2.0%	0.7%

Percentage change in treatments per day - freestanding centers - same practice basis (domestic U.S.)	0.6%	-5.2%		-0.4%	-4.2%

Number of regions at period end	9	8

Number of local markets at period end (domestic U.S.)	28	28

Treatment centers - freestanding	112	92	21.7%
Treatment centers - hospital / other groups	9	7	28.6%
	121	99	22.2%

Days sales outstanding at quarter end (domestic U.S.)	44	45

Percentage change in freestanding revenues - same practice basis (domestic U.S.)	-0.6%	-4.5%		2.1%	-3.6%

Net patient service revenue - professional services only (in thousands) (domestic U.S.)	$39,198	$35,423		$121,732	$104,403

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2011	2010 *	Change	2011 *	2010 *	Change
Number of treatments (International)

2-D treatments	1,358	1,487		4,007	4,315

3-D treatments	1,748	1,443		5,013	4,376

IMRT treatments	393	274		1,024	728

Total	3,499	3,204	9.2%	10,044	9,419	6.6%

* includes full period operating statistics, including period prior to our acquisition